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                                                    OMB APPROVAL
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                                         OMB Number  3235-104
                                         Expires:  December 31, 2001
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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person

       RODEBAUGH                        MARK                     H.
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       (Last)                          (First)                 (Middle)

       1800 MAPLE GLEN ROAD
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                                       (Street)

       SACRAMENTO                        CA                    95864
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       (City)                          (State)                  (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)
     01/10/02
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3.   IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
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4.   Issuer Name and Ticker or Trading Symbol
     REDWOOD EMPIRE BANCORP (REBC)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [   ] Director                                [   ] 10% Owner
     [   ] Officer (give title below)              [ x ] Other (specify below)

           Subsidiary Director

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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing (Check Applicable Line)
      x  Form Filed by One Report Person
     ---
          Form filed by More than One Reporting Person
     ---
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           Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security     2. Amount of      3. Ownership     4. Nature of
   (Instr. 4)               Securities        Form:            Indirect
                            Beneficially      Direct (D)       Beneficial
                            Owned             or Indirect (I)  Ownership
                            (Instr. 4)                         (Instr. 5)

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Common Stock                100               D
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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.

                                                                          (Over)
                                                                 SEC 1474 (3-99)

FORM 3 (contined)

 Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of        2. Date Exer-       3. Title and          4. Conver-   5. Owner-     6. Nature of
   Derivative         cisable and         Amount of             sion or      ship          Indirect
   Security           and Expira-         Securities            Exercise     Form of       Beneficial
   (Instr. 4)         tion Date           Underlying            Price of     Deriva-       Ownership
                      (Month/Day/         Derivative            Deriva-      tive          (Instr. 5)
                      Year)               Security              tive         Security:
                                          (Instr. 4)            Security     Direct
                                                                            (D) or
                                                                            Indirect
                                                                            (I)
                                                                            (Instr. 5)
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                    Date     Expir-     Title     Amount
                    Exer-    tion                 or
                    cisable  Date                 Number
                                                  of Shares
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Explanation  of  Responses:


/s/ Mark H. Rodegaugh                                                 01/10/02
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** Signature of Reporting Person                                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.


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